Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 27, 2022, relating to the financial statements and financial highlights of the Fiera Capital International Equity Fund, a series of Fiera Capital Series Trust, appearing in the Annual Report on Form N-CSR of Fiera Capital Series Trust for the year ended March 31, 2022, and to the references to us in “Additional information about the Funds” under the heading “Financial Highlights” and “Appendix D - Financial Highlights of the Funds” in the combined proxy statement/prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

May 4, 2023